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                                                                    Exhibit 11.1


                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)


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
                                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                 JUNE 30,                            JUNE 30,

                                                               1997             1996              1997              1996
                                                    ---------------      -----------      ------------     -------------

Net loss                                                    $(1,418)         $(1,054)          $(3,334)          $(2,329)
                                                            =======          =======           =======           =======

Weighted average shares of common stock outstanding:          4,293            5,316             4,198             6,215

Shares related to staff accounting bulletin
topic 4D:
     Stock options and warrants                                                  797               399               797
     Preferred stock                                                           1,809             1,326               904
                                                             ------           ------            ------            ------

Shares used in computing net loss per share:                  4,293            7,922             5,923             7,916
                                                            =======          =======           =======           =======

Net loss per share                                          $ (0.33)         $ (0.13)          $ (0.56)          $ (0.29)
                                                            =======          =======           =======           =======


Calculation of shares outstanding for
computing pro forma net loss per share:
     Shares used in computing net loss
      per share                                               4,293            7,922             5,923             7,916
     Adjusted to reflect the effect of
      the assumed conversion of preferred stock
      from the date of issuance                               4,346            1,515             2,930             1,515
                                                             ------           ------            ------            ------


Shares used in computing pro forma net
 loss per share                                               8,639            9,437             8,853             9,431
                                                            =======          =======           =======           =======

Pro forma net loss per share                                $ (0.16)         $ (0.11)          $ (0.38)          $ (0.25)
                                                            =======          =======           =======           =======
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